Exhibit 99



                          ADVANCED GLASSFIBER YARNS LLC
                           APPOINTS INTERIM PRESIDENT


Aiken, South Carolina, January 5, 2000/PRNewswire/ -- Advanced Glassfiber Yarns LLC announced today that Robert Pistole has been named Interim President, effective January 10, 2000. He will replace Robert Fisher, who is leaving to pursue other career opportunities after serving as President since our formation on September 30, 1998. Mr. Pistole is a 35-year veteran of Owens Corning, having previously served as Vice President of Engineering, Vice President of Operations for the Industrial Materials Group and Vice President of Operations for Composites.

Advanced Glassfiber Yarns, headquartered in Aiken, SC, is one of the largest global suppliers of glass yarns, which are a critical material used in a variety of electronic, industrial construction and specialty applications. Our goal is to be the preferred supplier of glass yarns to weavers that require superior production technology and product innovation. To achieve this goal, our strategy is to continue to emphasize fine yarns and specialty materials, develop new products and product innovations, focus on operating efficiency and selectively expand our business outside of North America. Prior to and including September 30, 1998, we were the glass yarns and specialty materials business of Owens Corning. Since September 30, 1998, we have been a joint venture between Porcher Industries, S.A. and Owens Corning.

CONTACT: Catherine Cuisson, CFO Advanced Glassfiber Yarns LLC, (803) 643-1197, or Philippe Dorier, CFO Glass Holdings Corp., (336) 545-0011.